UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2015

ZAGG Inc

(Exact name of registrant as specified in its charter)

Nevada	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah 84115
(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

 Amendment to Employment Agreement

On March 16, 2015, ZAGG Inc (the “Company”) and Randall L. Hales, Chief Executive Officer, executed a Change of Control Addendum which amends the Company’s current employment agreement with Mr. Hales. Among other things, the addendum provides that if Mr. Hales’ employment with the Company is terminated for good reason (as defined in the addendum) or by the Company without cause (other than on account of death or disability), in each case within 24 months following a change of control (as defined in the addendum), Mr. Hales will be entitled to receive, subject to the execution of a general release in a form satisfactory to the Company, severance payments equal to the sum of his base salary plus his current annual targeted bonus, less applicable withholding, for 24 months after the date of Mr. Hales’ separation from the Company. In addition, the vesting and exercisability of each option granted to Mr. Hales (or of any property received by Mr. Hales in exchange for such options in a change of control) will automatically accelerate; and the vesting, exercisability or settlement of any other equity awards granted to Mr. Hales by the Company will be accelerated to the extent provided in the applicable award agreements related to such awards. Finally, during such 24 month period, the Company will pay the premiums to continue Mr. Hales’ group health insurance coverage under COBRA, to the extent Mr. Hales is eligible for such coverage and has elected continuation coverage under the applicable rules, until he obtains similar coverage from a subsequent employer.

The foregoing summary of the terms and conditions of the addendum does not purport to be complete, and is qualified in its entirety by reference to the full text of the addendum, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Change of Control Addendum to Employment Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Inc

By:	/s/ BRANDON T. O’BRIEN
Brandon T. O’Brien Chief Financial Officer
Date: March 20, 2015